Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
LianBio Development (Cayman) Limited	Cayman Islands
LianBio, LLC	Delaware
Lian Cardiovascular	Cayman Islands
LianBio Development (HK) Limited	Hong Kong
LianBio Licensing, LLC	Delaware
Lian Oncology Limited	Hong Kong
Lian Cardiovascular Limited	Hong Kong
LianBio Respiratory Limited	Hong Kong
LianBio Ophthalmology Limited	Hong Kong
LianBio Inflammatory Limited	Hong Kong
Shanghai LianBio Development Co., Ltd. (上海联拓生物科技有限公司)	People’s Republic of China
Shanghai LianBio Oncology Development Co., Ltd. (上海联愈生物科技有限公司)	People’s Republic of China
Shanghai LianBio Cardiovascular Development Co., Ltd. (上海联旬生物科技有限公司)	People’s Republic of China
LianBio Development (SG) Pte. LTD.	Singapore